Exhibit 99.1

       Provo Files Compliance Plan with AMEX in Timely Manner;
        Details of Plan to be Released Following AMEX Response

    PEARL RIVER, N.Y.--(BUSINESS WIRE)--March 21, 2005--Provo International, Inc. (formerly Frontline Communications Corp., AMEX:
FNT) announced today that it filed its proposed plan of compliance (the "plan") with the American Stock Exchange (AMEX) prior to February 25th, 2005, the amended deadline set by AMEX. The Company anticipates a response from AMEX within the next few weeks. Although the Company is pleased with the plan and proposed direction of the company, it is unable to release more specific information or details until notified by AMEX of the completion of their review. As soon as the Company receives such notification, the company will promptly announce the results of the AMEX review, as well as a summary of the contents of the plan, which addresses issues including shareholder equity, the low common stock price, and proposed financing and acquisition activity.

    About Provo International Inc.

    Founded in 1995 as Frontline Communications Corporation and currently traded on the American Stock Exchange under the symbol FNT, Provo International Inc. has three operating divisions, involving the sale of internet bandwidth, web hosting services, and payroll
(paycard) disbursement and transfer products and services.

    The statements which are not historical facts contained in this press release are forward looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, and the nature of supplier and customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statements. The words "intend," "expect," "should," "project," and "anticipate," and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date they were made.

    CONTACT: For Provo International, Inc.
             Stephen Cole-Hatchard, 845-623-8553 ext. 2200
             Fax: 845-623-8669
             investorrelations@fcc.net